Amended Appendix D
To the
Global Custody Agreement

This Amended Appendix D, dated October 24, 2016, to the Global Custody Agreement, dated July 21, 2015, between Ultimus Managers Trust (the “Principal”) and MUFG Union Bank, N.A. (the “Agreement”), lists each Portfolio on whose behalf the Principal has entered into the Agreement.

Portfolio	Investment Manager	Fiscal Year End
Alambic Small Cap Value Plus Fund	Alambic Investment Management, L.P.	August 31
Alambic Small Cap Growth Plus Fund	Alambic Investment Management, L.P.	August 31
Alambic Mid Cap Growth Plus Fund	Alambic Investment Management, L.P.	August 31
Alambic Mid Cap Value Plus Fund	Alambic Investment Management, L.P.	August 31
Barrow Value Opportunity Fund	Barrow Street Advisors LLC	May 31
Barrow Long/Short Opportunity Fund	Barrow Street Advisors LLC	May 31
HVIA Equity Fund	Hudson Valley Investment Advisors, Inc.	February 28
Marshfield Concentrated Opportunity Fund	Marshfield Associates, Inc.	August 31

IN WITNESS WHEREOF, the parties hereto have executed this amended Appendix D as of the date first above written.

ULTIMUS MANAGERS TRUST MUFG UNION BANK, N.A.

By:	/s/ David R. Carson	By:	/s/ Theresa A. Moore_

Name:	David R. Carson	Name:	Theresa A. Moore

Title:	President	Title:	Vice President